Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is effective as of May 8, 2023 (the “Effective Date”) by and between DermTech, Inc. (the “Company”), a Delaware corporation, and Bret Christensen (“Executive”). References below to the “Company” shall include its subsidiaries and affiliates when applicable.
1.Roles and Duties.
(a)Role. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its Chief Executive Officer and President, reporting to the Company’s Board of Directors (the “Board”). Executive shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by Executive’s position in similarly situated companies. Executive accepts employment upon the terms and conditions set forth herein and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. Executive shall devote all of Executive’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving on no more than one public company board, or serving on a board of a charitable or nonprofit organization (subject to the prior disclosure to and approval by the Board’s Nominating and Governance Committee and subject to the limitation that no public company board service shall be undertaken until after the first anniversary of the Term of this Agreement, as defined in Section 2 below); (ii) fulfilling limited teaching, speaking and writing engagements; (iii) performing certain transition consulting services for Executive’s prior employer as previously disclosed to the Board, and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i)-(iv) shall not materially conflict with the performance of Executive’s duties and responsibilities to the Company or contravene any codes of conduct.
(b)Board Membership. The Company or the applicable Board committee will recommend Executive to the Board for nomination, and the Board shall nominate Executive for election and, as appropriate, during Executive’s continued employment as CEO, reelection to the Board. Executive’s service as a Board member shall be without further compensation. Upon termination of Executive's employment with the Company, for any reason, Executive shall resign immediately from the Board and from any officer or board positions at any affiliate, if any, for which Executive is then currently serving as a director or officer at the time of termination of employment, absent agreement to the contrary by the applicable Board committee. Executive agrees to execute such documents, if any, as are reasonably necessary or appropriate to effectuate such resignations. In the absence of any other written resignation proffered to the Board, this Agreement, upon such termination, shall constitute such a written resignation.
2.Term of Employment. Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated hereunder by either party for any reason (such term of employment shall be referred to herein as the “Term”), which termination shall be effectuated on no less than thirty (30) days’ written notice to each other (except in the case of Executive’s death).
3.Compensation.
(a)Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Six Hundred Thousand Dollars ($600,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(b)Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with a target equal to eighty percent (80%) of his then-current Base Salary. The Annual Performance Bonus will be based on achieving annual performance metrics determined by the Compensation Committee (or the Board) in its sole discretion. The Annual Performance Bonus shall be paid, if at all and subject to the Board’s full and complete discretion, to Executive no later than March 15th of the calendar year immediately following the calendar year to which it relates. Executive must be employed by the Company on the date that the Annual Performance Bonus is paid to Executive in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(c)Equity Awards. Subject to and effective on the commencement of Executive’s employment, the Company has agreed to grant Executive an equity award in the form of an option to purchase up to 500,000 shares of the Company’s common stock (the “Inducement Equity Award”) pursuant to the Company’s 2022 Inducement Equity Incentive Plan attached hereto as Exhibit A and as may be amended from time to time as a material inducement to Executive’s employment. Twelve thirty-sixths (12/36) of the shares subject to the Inducement Equity Award will vest on the first anniversary of the date of grant and the remaining twenty-four thirty-sixths (24/36) will vest in a series of eight (8) equal quarterly installments on the fifth day of each third month thereafter. The Inducement Equity Award is intended as an inducement grant under Nasdaq Rule 5635(c)(4). Subject to the approval of the Compensation Committee of the Company’s Board, the Company may grant Executive an additional equity award (the “Additional Award”) in connection with future Company value inflection achievements. The Additional Award would be granted pursuant to the terms of the Company’s 2020 Equity Incentive Plan attached hereto as Exhibit B and as may be amended from time to time.
(d)Vacation. The Company acknowledges that Executive will manage his vacation in accordance with the Company’s flexible vacation policy, in a manner scheduled to minimize disruption to the Company’s operations. No unused vacation time will be paid to Executive upon termination of employment, unless otherwise required by applicable law.
(e)Fringe Benefits. While employed, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs and on the same terms and conditions as those applicable to similarly situated senior executives. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern). Nothing contained herein shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(f)Relocation Benefits. The Company will reimburse Executive (i) the sum of $10,000 per month on a monthly basis for a maximum period of six (6) months for relocation expenses associated with Executive’s travel and relocation to the San Diego, California area and temporary housing and other relocation-related expenses associated with same; and (ii) a one-time reimbursement of $15,000 to cover the costs of shipping Executive’s household goods and automobile, upon presentation to the Company of documentation in accordance with the Company’s existing reimbursement policies.

(g)Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(h)Indemnification. The Company will indemnify Executive consistent with the Company’s bylaws and Delaware law. In addition, the Company will maintain in effect a directors and officers insurance policy and will insure Executive consistent with coverage provided to all Company directors and officers.
4.Payments at Termination.
(a)Definition of Accrued Obligations. Upon termination, Executive (or his estate) shall be entitled to (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.
(b)Eligibility for Severance Plan. Executive shall be eligible to participate in the Company’s Change in Control and Severance Plan attached as Exhibit C and as may be amended from time to time (the “Severance Plan”) pursuant to a Participation Agreement (as defined in the Severance Plan) on terms previously approved by the Board for the CEO of the Company, subject to the terms and conditions of the Severance Plan and Participation Agreement.
(c)No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.
5.Confidentiality; Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of employment hereunder, Executive agrees to execute and abide by the Company’s standard form confidentiality and invention assignment agreement that Executive agrees to execute simultaneously hereof.
6.Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. In the event that Executive is then using his personal devices (whether computers, mobile phones or otherwise) in the service of Company business activities, Executive agrees to permanently delete any Company information stored therein and to certify such deletion upon the Company’s request. Company shall return such devices to Executive after such retrieval. Executive may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Executive understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.
7.Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this section.
8.Code Sections 409A and 280G. The terms of the Severance Plan relating to IRS Code Sections 409A and 280G shall govern any post-employment payments to Executive.
9.General.
(a)Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.
Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.
Notices to the Company shall be sent to:
Attn:     General Counsel
    DermTech, Inc.
    12340 El Camino Real
    San Diego, CA 92130
(b)Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties.
(c)Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.
(d)Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
(e)Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. The parties have agreed to arbitrate any disputes arising from or relating to this Agreement by arbitration pursuant to the Mutual Agreement to Arbitrate Claims entered into simultaneously herewith.
(f)Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

DERMTECH, INC. By: /s/ Matthew Posard Name: Matthew Posard Title: Chairman of the Board
EXECUTIVE By: /s/ Bret Christensen Bret Christensen Date: May 6, 2023

EXHIBIT A

2022 INDUCEMENT EQUITY INCENTIVE PLAN

EXHIBIT B

2020 EQUITY INCENTIVE PLAN

EXHIBIT C

CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT UNDER THE
DERMTECH, INC. CHANGE IN CONTROL AND SEVERANCE PLAN

This Participation Agreement by and between Bret Christensen (the “Participant”) and DermTech, Inc., a Delaware corporation (the “Company”), incorporates by reference and is governed by the DermTech, Inc. Change in Control and Severance Plan. The Participant hereby agrees and consents to the terms and conditions of the Change in Control and Severance Plan, the provisions of which are incorporated herein by reference, and the following additional terms.
QUALIFYING TERMINATION OTHER THAN DURING A CHANGE IN CONTROL PERIOD
Severance Multiple (Other than During a Change in Control Period)
As used in Section 5(a)(i) of the Plan, the “Severance Multiple (Other than During a Change in Control Period)” shall mean: 12 months of the Participant’s base salary at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to Good Reason).
Bonus Amount (Other than During a Change in Control Period)
As used in Section 5(a)(ii) of the Plan, the “Bonus Amount (Other than During a Change in Control Period)” shall mean: 100% of the pro-rata portion (determined based on the number of days the Participant is employed by the Company during the bonus performance period) of the Participant’s annual bonus that the Company determines was actually earned at the conclusion of the bonus performance period.
COBRA Continuation Period (Other than During a Change in Control Period)
As used in Section 5(a)(iii) of the Plan, the “COBRA Continuation Period (Other than During a Change in Control Period)” shall mean: 12 months.
Acceleration Multiple (Other than During a Change in Control Period)
As used in Section 5(a)(iv) of the Plan, the “Acceleration Multiple (Other than During a Change in Control Period)” shall mean: the number of shares underlying the applicable Equity Award that would be vested and/or exercisable as of the date that is 10 months from the Qualifying Termination.
Months to Exercise Vested Stock Options (Other than During a Change in Control Period)
If the Participant is subject to a Qualifying Termination other than during a Change in Control Period, the period during which the Participant may exercise pursuant to the terms of the applicable Stock Option Grant Notice and Stock Option Agreement between the Company and the Participant, any vested stock options held by the Participant at the time of the Qualifying Termination, after applying the Acceleration Multiple (other than During a Change in Control Period), shall be extended to the earlier of the date that is 12 months following the Qualifying Termination and the expiration date of such stock option.

QUALIFYING TERMINATION DURING A CHANGE IN CONTROL PERIOD
Severance Multiple (During a Change in Control Period)
As used in Section 5(b)(i) of the Plan, the “Severance Multiple (During a Change in Control Period)” shall mean: 18 months of the Participant’s base salary at the rate in effect when the Qualifying Termination (or immediately prior to a reduction in the base salary that gave rise to Good Reason) occurred or when the Change in Control occurred, whichever is greater.
Pro Rata Bonus Amount (During a Change in Control Period)
As used in Section 5(b)(ii) of the Plan, the “Pro Rata Bonus Amount (During a Change in Control Period)” shall mean: 100% of the pro-rata portion (determined based on the number of days the Participant is employed by the Company during the bonus performance period) of the Participant’s annual bonus at target.
COBRA Continuation Period (During a Change in Control Period)
As used in Section 5(b)(iii) of the Plan, the “COBRA Continuation Period (During a Change in Control Period)” shall mean: 18 months.
Acceleration Multiple (During a Change in Control Period)
As used in Section 5(b)(iv) of the Plan, the “Acceleration Multiple (During a Change in Control Period)” shall mean: 100% of the then-unvested shares subject thereto.
Months to Exercise Vested Stock Options (During a Change in Control Period)
If the Participant is subject to a Qualifying Termination during a Change in Control Period, the period during which the Participant may exercise pursuant to the terms of the applicable Stock Option Grant Notice and Stock Option Agreement between the Company and the Participant, any vested stock options held by the Participant at the time of the Qualifying Termination, after applying the Acceleration Multiple (During a Change in Control Period), shall be extended to the earlier of the date that is 12 months following the Qualifying Termination and the expiration date of such stock option.
Notwithstanding any language to the contrary herein or in the Plan, the term “Qualifying Termination” as used herein shall mean a termination of employment resulting from (i) a termination by the Company of the Participant’s employment for any reason other than Cause, death or Disability or a voluntary resignation by the Participant of his or her employment for Good Reason (as defined below), or (ii) if within (12) months following a Change in Control, a voluntary resignation by the Participant of his or her employment for Good Reason (as defined below). Termination due to Participant’s death or Participant’s Disability will in no event constitute a Qualifying Termination.
“Good Reason” means the occurrence of any of the following events or conditions, without Participant’s express written consent:
(i) a material reduction in Participant’s base salary as an employee of the Company;

(ii) a material reduction in the Participant’s duties, responsibilities or authority at the Company including, without limitation, changes in Participant reporting structure resulting from a Change in Control transaction;
(iii) a change in the geographic location at which Participant must perform services that results in an increase in the one-way commute of Participant by more than 50 miles; or
(iv) a material breach of this agreement by the Company or a successor of the Company.
With respect to each of clause (i), (ii), (iii) and (iv) above, Participant must provide notice to the Company of the condition giving rise to “Good Reason” within one hundred twenty (120) days of the date Participant first has knowledge of the existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Participant must resign Participant’s employment no later than thirty (30) days following expiration of the Company’s thirty (30) day cure period in order for such resignation to qualify as being for “Good Reason.”

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO PARTICIPATION AGREEMENT UNDER THE
DERMTECH, INC. CHANGE IN CONTROL AND SEVERANCE PLAN

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement to the DermTech, Inc. Change in Control and Severance Plan, in the case of the Company by its duly authorized officer, as of the date of the last signature below.

COMPANY:

DermTech, Inc.
By: /s/Matthew Posard
Name:     Matthew Posard
Title: Chairman of the Board
Signature Date: May 6, 2023

PARTICIPANT:

/s/ Bret Christensen
Name: Bret Christensen
Signature Date: May 6, 2023